Exhibit 99.1
                                                                    ------------
                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                            Timothy Kasmoch, CEO
                                                 info@nviro.com   (419) 535-6374
                                                 --------------


              N-Viro International Announces 2005 Financial Results

Toledo, Ohio, Friday, April 7, 2006 - N-Viro International Corp. (OTC BB/NVIC.OB) announced today the Company's financial results for the fourth quarter and year ended December 31, 2005.

CEO Timothy Kasmoch stated, "Overall, we are pleased with our 2005 financial results. Although our book loss was over $270,000, we generated positive cash basis income of approximately $185,000, due to amortization, depreciation and other non-cash expenses. Fourth quarter 2005 earnings were $62,000 compared to $14,000 in 2004."

"Our balance sheet has continued to improve. For the first time since the year 2000, our working capital at year end is nearly positive. In February of 2006, I was hired to continue a program to increase market awareness and value for our technology and the N-Viro Soil product. My experience and expertise lie in the marketing and distribution of products similar to ours. Another recently elected director, James Hartung, will also add valuable business experience to our team. We are confident the positive trends initiated in 2004 and 2005 will continue into the coming year and beyond, and solidify a profitable future for N-Viro," concluded Kasmoch.

About  N-Viro
-------------
N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
                           -------------                         --------------

Forward  Looking  Statements
----------------------------
The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely


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

affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.



                                N-Viro International Corporation
                             Consolidated Statements of Operations

                                            Three Months Ended Dec. 31  Twelve Months Ended Dec. 31
                                            -------------------------  ----------------------------
                                                2005         2004         2005         2004
                                             -----------  -----------  -----------  -----------
Revenues                                     $1,081,976   $1,152,034   $4,184,424   $5,453,493

Cost of revenues                                687,315      835,661    2,947,861    3,940,703
                                             -----------  -----------  -----------  -----------

Gross Profit                                    394,661      316,373    1,236,563    1,512,790

Operating expenses                              399,752      273,245    1,404,684    1,628,108
                                             -----------  -----------  -----------  -----------

Operating income (loss)                          (5,091)      43,128     (168,121)    (115,318)

Nonoperating income (expense)                    67,367      (28,918)    (105,208)      43,504
                                             -----------  -----------  -----------  -----------

Income (loss) before income taxes                62,276       14,210     (273,329)     (71,814)

Federal and state income taxes                        -            -            -            -
                                             -----------  -----------  -----------  -----------

Net income (loss)                            $   62,276   $   14,210   $ (273,329)  $  (71,814)
                                             ===========  ===========  ===========  ===========


Basic and diluted income (loss) per share    $     0.02   $     0.00   $    (0.08)  $    (0.02)
                                             ===========  ===========  ===========  ===========

Weighted average common shares outstanding    3,690,559    3,266,769    3,542,088    3,079,216
                                             ===========  ===========  ===========  ===========